Exhibit 99.1

ITW Elects Richard H. Lenny to the Board of Directors

Glenview, Illinois—August 8, 2014—Illinois Tool Works Inc. (NYSE: ITW) today announced that its board of directors unanimously elected Richard H. Lenny to the board as an independent director, effective August 8, 2014.
Mr. Lenny was an operating partner with Friedman, Fleischer & Lowe LLC, a private equity firm, from 2011 to August, 2014. Since 2013, he is the non-executive chairman of Information Resources, Inc. From 2001 through 2007, he served as Chairman, President and Chief Executive Officer of The Hershey Company. Prior to Hershey, Mr. Lenny was president of Nabisco Biscuit Company.
He currently serves on the board of directors of McDonald’s Corporation, Discover Financial Services and ConAgra Foods.
"We are delighted to have Rick Lenny join our board of directors. Rick’s deep business and leadership experience including his highly successful service as a chief executive officer of a global company, and as an independent director at several world class public companies, make him a great addition to ITW’s board of directors,” said Robert S. Morrison, ITW’s non-executive chairman. “We look forward to having the benefit of Rick’s counsel as a member of our board of directors as we continue to successfully execute our enterprise strategy.”
ITW is a Fortune 200 global diversified industrial manufacturer of value added consumables and specialty equipment with related service businesses. The company focuses on solid growth, improving profitability, and strong returns across its worldwide platforms and businesses. These businesses serve local customers and markets around the globe, with a significant presence in developed as well as emerging markets. ITW’s revenues totaled $14.1 billion in 2013.

Contact: John L. Brooklier, 847-657-4104 or jbrooklier@itw.com